Exhibit 10.2

SEE SECTION 20 REGARDING NOTICE TO THE COMPANY OF DISCLOSURE OF CONFIDENTIAL INFORMATION REQUIRED IN CONNECTION WITH LITIGATION AND COMPLIANCE WITH LAW

TELEFLEX INCORPORATED

NOTE PURCHASE AGREEMENT

Dated as of October 1, 2007

$130,000,000 7.62% Series A Senior Notes due October 1, 2012
$40,000,000 7.94% Series B Senior Notes due October 1, 2014
$30,000,000 Floating Rate Series C Senior Notes due October 1, 2012

1.   AUTHORIZATION OF NOTES                                            1

2.          SALE AND PURCHASE OF NOTES                                        1

3.          CLOSING                                                           2

4.          CONDITIONS TO CLOSING                                             2

            4.1.            Representations and Warranties                    2
            4.2.            Performance; No Default                           2
            4.3.            Compliance Certificates; Financial Statements     3
            4.4.            Opinions of Counsel                               3
            4.5.            Purchase Permitted By Applicable Law, etc         3
            4.6.            Sale of Other Notes                               4
            4.7.            Payment of Special Counsel Fees                   4
            4.8.            Private Placement Number                          4
            4.9.            Changes in Corporate Structure                    4
            4.10.           Funding Instructions                              4
            4.11.           Offeree Letter                                    4
            4.12.           Credit Agreement                                  5

4.13.	Amendments to, or Prepayment of Indebtedness under, Existing Note Agreements 5

	4.14.	Intercreditor Agreement	5
	4.15.	Pledge Agreement.	5
	4.16.	Subsidiary Guaranty Agreement.	6
	4.17.	Arrow Acquisition	6
	4.18.	Repayment of Certain Existing Indebtedness	6
	4.19.	Proceedings, Documents and Consents	6
5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		6
	5.1.	Organization; Power and Authority	6
	5.2.	Authorization, etc	7
	5.3.	Disclosure	7
	5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates; Investments7
	5.5.	Financial Statements; Material Liabilities	8
	5.6.	Compliance with Laws, Other Instruments, etc	9
	5.7.	Governmental Authorizations, etc	9
	5.8.	Litigation; Observance of Agreements, Statutes and Orders	9
	5.9.	Taxes	10
	5.10.	Title to Property; Leases	10
	5.11.	Licenses, Permits, etc	10
	5.12.	Compliance with ERISA	11
	5.13.	Private Offering by the Company	12
	5.14.	Use of Proceeds; Margin Regulations	12
	5.15.	Existing Indebtedness; Future Liens	12
	5.16.	Foreign Assets Control Regulations, etc	13
	5.17.	Status under Certain Statutes	13
	5.18.	Environmental Matters	13
6.	REPRESENTATIONS OF THE PURCHASERS		14
	6.1.	Purchase for Investment	14
	6.2.	Source of Funds	14
7.	INFORMATION AS TO THE COMPANY		16
	7.1.	Financial and Business Information	16
	7.2.	Officer’s Certificate	19
	7.3.	Inspection	19
8.	PREPAYMENT OF THE NOTES		20
	8.1.	Maturity	20
	8.2.	Optional Prepayments with Prepayment Compensation Amount	20
	8.3.	Allocation of Partial Prepayments	20
	8.4.	Prepayments in Connection with Certain Events	21
	8.5.	Prepayments in Connection with a Change of Control	22
	8.6.	Maturity; Surrender, etc	22
	8.7.	Purchase of Notes	22
	8.8.	Make-Whole Amount	23
	8.9.	Floating Rate Interest and Interest Payment Dates	24
	8.10.	Breakage Cost Indemnity; Reserve Requirements	26
9.	AFFIRMATIVE COVENANTS		28
	9.1.	Compliance with Law	28
	9.2.	Insurance	28
	9.3.	Maintenance of Properties	29
	9.4.	Payment of Taxes and Claims	29
	9.5.	Corporate Existence, etc	29
	9.6.	Books and Records	29
	9.7.	Guarantors and Collateral; Further Assurances	30
10.	NEGATIVE COVENANTS		30
	10.1.	Indebtedness	31
	10.2.	Liens	32
	10.3.	Fundamental Changes	33
	10.4.	Dispositions of Property	34
	10.4A	2004 Note Purchase Agreement Dispositions of Property Covenant	34
	10.5.	Investments and Acquisitions	35
	10.6.	Restricted Payments	36
	10.7.	Transactions with Affiliates	37
	10.8.	Restrictive Agreements	37
	10.9.	Certain Financial Covenants	38
	10.10.	Lines of Business	39
	10.11.	Swap Agreements	39
	10.12.	Modification of Bank Credit Agreement	39
	10.13.	Terrorism Sanctions Regulations	39
11.	EVENTS OF DEFAULT		40
12.	REMEDIES ON DEFAULT, ETC		42
	12.1.	Acceleration	42
	12.2.	Other Remedies	42
	12.3.	Rescission	43
	12.4.	No Waivers or Election of Remedies, Expenses, etc	43
13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		43
	13.1.	Registration of Notes	43
	13.2.	Transfer and Exchange of Notes	44
	13.3.	Replacement of Notes	44
14.	PAYMENTS ON NOTES		45
	14.1.	Place of Payment	45
	14.2.	Home Office Payment	45
15.	EXPENSES, ETC		45
	15.1.	Transaction Expenses	45
	15.2.	Survival	46
16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT			46
17.	AMENDMENT AND WAIVER		46
	17.1.	Requirements	46
	17.2.	Solicitation of Holders of Notes	47
	17.3.	Binding Effect, etc	47
	17.4.	Notes held by Company, etc	48
	17.5.	Release of Collateral and Subsidiary Guaranty Agreement	48
18.	NOTICES		48
19.	REPRODUCTION OF DOCUMENTS		49
20.	CONFIDENTIAL INFORMATION		49
21.	SUBSTITUTION OF PURCHASER		50
22.	MISCELLANEOUS		50
	22.1.	Successors and Assigns	50
	22.2.	Payments Due on Non-Business Days	50
	22.3.	Accounting Terms	51
	22.4.	Severability	51
	22.5.	Construction	51
	22.6.	Counterparts	51
	22.7.	Governing Law	52
	22.8.	Jurisdiction and Process; Waiver of Jury Trial	52
	22.9.	Post-Closing Letter	52

SCHEDULE A — I
SCHEDULE B
SCHEDULE 5.3
SCHEDULE 5.4
SCHEDULE 5.5
SCHEDULE 5.15
EXHIBIT 1
EXHIBIT 2
EXHIBIT 3
EXHIBIT 4.4(a)
EXHIBIT 4.4(b)
EXHIBIT 4.13A
EXHIBIT 4.13B
EXHIBIT 4.14
EXHIBIT 4.15
EXHIBIT 4.16
NFORMA — — — — — — — — — —	TION RELATING TO PURCHASERS
DEFINED TERMS
Disclosure Materials
Subsidiaries and Ownership
of Subsidiary Stock; Affiliates; Investments
Financial Statements
Existing Indebtedness/Liens
Form of Series A Notes
Form of Series B Notes
Form of Series C Notes
Form of Opinion of Special Counsel
for the Company
Form of Opinion of Special Counsel
for the Purchasers
Form of Amendment to 2002 Note Purchase Agreement
Form of Amendment to 2004 Note Purchase Agreement
Form of Intercreditor Agreement
Form of Pledge Agreement
Form of Subsidiary Guaranty Agreement

TELEFLEX INCORPORATED

155 South Limerick Road,

Limerick, PA 19468

$130,000,000 7.62% Series A Senior Notes due October 1, 2012
$40,000,000 7.94% Series B Senior Notes due October 1, 2014
$30,000,000 Floating Rate Series C Senior Notes due October 1, 2012

As of October 1, 2007

TO THE PURCHASERS WHOSE NAMES
APPEAR IN THE ACCEPTANCE FORM
AT THE END HEREOF:

Ladies and Gentlemen:

TELEFLEX INCORPORATED, a Delaware corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

1.	AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of (a) $130,000,000 aggregate principal amount of its 7.62% Series A Senior Notes due October 1, 2012 (the “Series A Notes”), (b) $40,000,000 aggregate principal amount of its 7.94% Series B Senior Notes due October 1, 2014 (the “Series B Notes” and, together with the Series A Notes, the “Fixed Rate Notes”) and (c) $30,000,000 aggregate principal amount of its Floating Rate Series C Senior Notes due October 1, 2012 (the “Series C Notes” or the “Floating Rate Notes” and the Floating Rate Notes, together with the Fixed Rate Notes, collectively, the “Notes”, such term to include any such Notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Series A Notes, the Series B Notes and the Series C Notes will be substantially in the forms set out in Exhibits 1, 2, and 3, respectively. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the respective Series and in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

3.	CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022, at 10:00 a.m., New York City time, at a closing (the “Closing”) on October 1, 2007 or on such other Business Day thereafter on or prior to October 5, 2007 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note for each Series to be so purchased (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 200-001-814-9168 at Wachovia Bank, N.A., ABA 031-201-467, for the benefit of “Registrar and Transfer Company as Paying Agent for Various Shareholders (Corporate Actions)” for further credit as described in the funding instructions delivered pursuant to Section 4.10. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

4.1. Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2. Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10.3, 10.4, 10.4A, 10.5, 10.6, 10.7, 10.11 or 10.13 hereof had such Sections applied since such date.

4.3. Compliance Certificates; Financial Statements.

(a) Officer’s Certificate. The Company shall have delivered or made available to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificates. The Company shall have delivered to such Purchaser (i) a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Documents to which the Company is a party and (ii) a certificate of the Secretary or Assistant Secretary of each Subsidiary Guarantor, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Documents to which such Subsidiary Guarantor is a party.

(c) Financial Statements. The Company shall have delivered to such Purchaser the audited consolidated financial statements of Arrow for the fiscal years ended August 31, 2004, August 31, 2005 and August 31, 2006; (ii) the unaudited consolidated financial statements of Arrow for the fiscal quarters ended November 30, 2006, February 28, 2007 and May 31, 2007; (iii) a pro forma consolidated balance sheet of the Company and pro forma consolidated income statement of the Company, each dated as of July 1, 2007, giving pro forma effect to the Arrow Acquisition and the Transactions (the “Pro Forma Financial Statements”) (as if the Arrow Acquisition and the Transactions had occurred on such date or at the beginning of such period, as the case may be); and (iv) a certificate, dated the date of Closing and signed by a Senior Financial Officer of the Company, setting forth a reasonably detailed calculation of Consolidated EBITDA showing as of June 30, 2007 on a pro forma basis giving effect to the Arrow Acquisition and the Transactions (as if the Arrow Acquisition and the Transactions had occurred on such date or at the beginning of such period, as the case may be) Consolidated EBITDA of not less than $500,000,000.

4.4. Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Simpson Thacher & Bartlett LLP, special counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or the Purchasers’ counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Bingham McCutchen LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

4.5. Purchase Permitted By Applicable Law, etc.

On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6. Sale of Other Notes.

Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

4.7. Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.8. Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each Series of Notes.

4.9. Changes in Corporate Structure.

The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation (other than the Arrow Acquisition) and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10. Funding Instructions.

At least three Business Days prior to the date of Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on the letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

4.11. Offeree Letter.

Banc of America Securities LLC and JP Morgan Securities Inc. shall each have delivered to the Company, its counsel, such Purchaser and its special counsel an offeree letter, in form and substance satisfactory to such Purchaser, confirming the manner of the offering of the Notes by Banc of America Securities LLC and JP Morgan Securities Inc., respectively.

4.12. Credit Agreement.

Each of the Purchasers shall have received an executed copy of the Bank Credit Agreement and each of the other agreements and instruments executed in connection therewith, each certified as true and correct by a Senior Financial Officer. The Company shall have received all loan proceeds to be borrowed by it under the Bank Credit Agreement.

4.13. Amendments to, or Prepayment of Indebtedness under, Existing Note Agreements.

Each of the Purchasers shall have received (a) an executed copy of an amendment to the Note Purchase Agreement, dated as of October 25, 2002, among the Company and each of the institutions named on the signature pages thereof, substantially in the form of Exhibit 4.13A, and an executed copy of an amendment to the Note Purchase Agreement, dated as of July 8, 2004, among the Company and each of the institutions named on the signature pages thereof, substantially in the form of Exhibit 4.13B, together with, in each case, all the other agreements and instruments executed in connection therewith, each certified as true and correct by a Senior Financial Officer and (b) evidence satisfactory to such Purchaser that all amounts outstanding under the several Note Agreements, dated as of November 1, 1992, among the Company and each of the institutions named on the signature pages thereof, and under the several Note Agreements, dated as of December 15, 1993, among the Company and each of the institutions named on the signature pages thereof, have been paid in full.

4.14. Intercreditor Agreement.

The Company, the Subsidiary Guarantors, the Administrative Agent (as defined in the Bank Credit Agreement), the holders of the Existing Senior Notes, each of the other Purchasers and the Collateral Agent shall have executed and delivered an intercreditor agreement, substantially in the form of Exhibit 4.14 (as amended, restated or otherwise modified from time to time, the “Intercreditor Agreement”).

4.15. Pledge Agreement.

The Company and the Collateral Agent shall have executed and delivered a pledge agreement, substantially in the form of Exhibit 4.15 (as amended, restated or otherwise modified from time to time, and together with any other pledge or similar agreement entered into by any Subsidiary Guarantor with respect to the Collateral on or after the date hereof, collectively, the “Pledge Agreement”), and the Company shall have delivered to the Collateral Agent certificates representing the Pledged Equity Interests (as defined in the Pledge Agreement), accompanied by undated stock powers executed in blank.

4.16. Subsidiary Guaranty Agreement.

The Subsidiary Guarantors shall have executed and delivered a guaranty agreement, substantially in the form of Exhibit 4.16 (as amended, restated or otherwise modified from time to time, the “Subsidiary Guaranty Agreement”).

4.17. Arrow Acquisition.

Each of the Purchasers shall have received an executed copy of the Arrow Acquisition Agreement and each of the other agreements and instruments executed in connection therewith, each certified as true and correct by a Senior Financial Officer, and the Arrow Acquisition shall be consummated in accordance with the Arrow Acquisition Agreement at the Closing.

4.18. Repayment of Certain Existing Indebtedness.

Each of the Purchasers shall have received evidence that (i) the principal of and interest on outstanding loans, and all accrued fees and all other amounts owing, under the Existing Credit Agreement shall have been paid in full, all commitments to extend credit thereunder shall have been terminated, and all letters of credit issued thereunder and outstanding immediately prior to the date of Closing shall have been continued pursuant to the Bank Credit Agreement, and all accrued and unpaid fees in respect of such letters of credit shall have been paid; and (ii) the principal of and interest on outstanding loans, and all accrued fees and all other amounts owing, under the Existing Arrow Indebtedness shall have been paid in full, and all letters of credit issued thereunder and outstanding immediately prior to the date of Closing shall have been terminated or replaced by letters of credit issued under the Bank Credit Agreement, and all Liens securing such Indebtedness and all guaranties issued in respect of the Existing Arrow Indebtedness shall have been discharged or released (or arrangements for such discharge or release satisfactory to each such Purchaser shall have been made).

4.19. Proceedings, Documents and Consents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and the Purchasers’ special counsel, and such Purchaser and such special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:
5.1.	Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Documents to which it is a party and to perform the provisions hereof and thereof.

5.2. Authorization, etc.

Each of the Financing Documents to which the Company and each Subsidiary Guarantor is a party has been duly authorized by all necessary corporate action on the part of the Company or such Subsidiary Guarantor, as the case may be, and constitutes, or, in the case of each Note, upon execution and delivery will constitute, a legal, valid and binding obligation of the Company or such Subsidiary Guarantor enforceable against the Company or such Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3. Disclosure.

The Company, through its agents, Banc of America Securities LLC and JP Morgan Securities Inc., has delivered to each Purchaser a copy of a Private Placement Memorandum, dated August 2007 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement (including the schedules hereto), the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to September 17, 2007 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, with respect to projected financial information or estimates, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable as of the date of preparation thereof. Except as disclosed in the Disclosure Documents, since December 31, 2006, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates; Investments.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i)  the Company’s Subsidiaries, showing, as to each Subsidiary (A) the correct name thereof and the jurisdiction of its organization, (B) whether all of its Capital Stock is held by the Company or other Subsidiaries (a “Wholly-Owned Subsidiary”), (C) with respect to each Subsidiary that is not a Wholly-Owned Subsidiary, the percentage of shares of each class of its Capital Stock outstanding owned by the Company and each other Subsidiary, and (D) whether such Subsidiary is a Subsidiary referred to in clause (a) of the definition of “Immaterial Subsidiary” or a Subsidiary referred to in either clause (a) or clause (b) of the definition of “Excluded Subsidiary” and (ii) the Company’s directors and officers. The Company has no Affiliates other than Subsidiaries and Persons in which the Company or a Subsidiary has an Investment, as set forth in Schedule 5.4 (pursuant to Section 5.4(e)).

(b) All of the outstanding shares of capital stock or similar Capital Stock of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Documents to which it is a party and to perform the provisions thereof.

(d) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar Capital Stock of such Subsidiary.

(e) Schedule 5.4 also sets forth a complete and correct list of all Investments (other than Investments referred to in Section 5.4(a) and short term investments of a liquid nature) held by the Company or any of its Subsidiaries in any Person on the date hereof and, for each such Investment, (i) the identity of the Person or Persons holding such Investment and (ii) the nature of such Investment. Except as disclosed in Schedule 5.4, each of the Company and its Subsidiaries owns, free and clear of all Liens, all such Investments.

5.5. Financial Statements; Material Liabilities.

The Company has delivered or made available to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes). To the knowledge of the Company, the Company and its Subsidiaries do not have any Material liabilities that are not disclosed in such financial statements or otherwise disclosed in the Disclosure Documents. The Pro Forma Financial Statements, copies of which have heretofore been furnished to each Purchaser, have been prepared in good faith, based on assumptions believed by the Company to be reasonable as of the date of preparation thereof.

5.6. Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company and the Subsidiary Guarantors of the Financing Documents to which each is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than the Lien of the Pledge Agreement) in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7. Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company or any Subsidiary Guarantor of the Financing Documents to which it is a party.

5.8. Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws and the USA Patriot Act) of any Governmental Authority as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.9. Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i)  with respect to which the failure to file or make such payment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run for all fiscal years up to and including the fiscal year ended December 26, 1999.

5.10. Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that the Company or any Subsidiary is party to as lessee and that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11. Licenses, Permits, etc.

(a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b) To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12. Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under all Plans (other than Multiemployer Plans), determined as of the end of each such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of all Plans allocable to such benefit liabilities by more than $50,000,000 in the aggregate for all Plans and, after giving affect to the Arrow Acquisition, the Company has reasonable grounds to believe that such underfunding will not exceed $25,000,000. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined both as of the last day of the Company’s most recently ended fiscal year, and after giving effect to the Arrow Acquisition, in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries could not reasonably be expected to result in a Material Adverse Effect.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13. Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than 60 other Institutional Investors (as defined in clause (c) of the definition of such term), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14. Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes to the Arrow Acquisition, to the refinancing of existing Indebtedness and for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15. Existing Indebtedness; Future Liens.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all Indebtedness of the Company and its Subsidiaries (other than intercompany Indebtedness) that will be outstanding immediately after giving effect to the Arrow Acquisition (including a description of the obligors and obligees, principal amount outstanding as of September 2, 2007 and collateral therefor, if any, and Guarantee thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or such Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.2.

(c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.

5.16. Foreign Assets Control Regulations, etc.

(a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.17. Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.18. Environmental Matters.

(a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary of the Company has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d) All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1. Purchase for Investment.

Each Purchaser severally represents that such Purchaser is purchasing the Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2. Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in PTE 95-60 (issued July 12, 1995)) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as disclosed by such Purchaser to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this paragraph (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO THE COMPANY.

7.1. Financial and Business Information.

The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within 50 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a);

(b) Annual Statements — within 75 days after the end of each fiscal year of the Company, duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii) consolidated statements of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

(A) an opinion thereon of independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with` such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B) if requested by the Required Holders or if delivered to the Bank Lenders, a certificate of such accountants stating that they have reviewed this Agreement and stating whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with, if applicable, the accountants’ certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section 7.1(b);

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to the Bank Lenders or other principal lending banks (excluding information sent to the Bank Lenders or such other banks in the ordinary course of administration of the Bank Credit Agreement or their other bank facilities) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

accompanied in each case by a statement of a Responsible Officer setting forth the details of such event and the action taken or proposed to be taken with respect thereto;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $35,000,000;

(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes;

(h) Information Required by Rule 144A — upon the request of such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes (with copies thereof to any Qualified Institutional Buyer designated by such holder), except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act;

(i) Interest Rate Notice — promptly, and in any event within 5 days of any change in the Prime Rate (to the extent there are any Floating Rate Notes bearing interest at any time at the Prime Rate) and within 5 days after the commencement of any Interest Period, evidence in reasonable detail (which shall not be binding on the holders of the Floating Rate Notes) of the computation of the interest rate applicable to such Interest Period (including with such computation a copy of the applicable Bloomberg page “Currency BBAM 1” relied upon in setting such rate) and specifying the next succeeding Interest Payment Date. Unless any holder of Floating Rate Notes delivers written objection to any such computation to the Company within 45 days of receipt thereof, such computation shall be binding on the holders of the Floating Rate Notes for the related Interest Period (except in the case of manifest error);

(j) Material Adverse Effect — promptly upon any Responsible Officer becoming aware thereof, notice of any development that has, or could reasonably be expected to have, a Material Adverse Effect; and

(k) Bank Credit Agreement and Existing Senior Note Agreement Amendments — promptly after the execution thereof, copies of all amendments to the Bank Credit Agreement and the Existing Senior Note Agreements.

7.2. Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.1, 10.2, 10.4, 10.4A, 10.5, 10.6, and 10.9 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3. Inspection.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.	PREPAYMENT OF THE NOTES.

8.1. Maturity.

As provided therein, the entire unpaid principal amount of (a) the Series A Notes and the Series C Notes shall be due and payable on October 1, 2012 and (b) the Series B Notes shall be due and payable on October 1, 2014.

8.2. Optional Prepayments with Prepayment Compensation Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the original aggregate principal amount of the Notes in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the applicable Prepayment Compensation Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify the date (which shall be a Business Day), the aggregate principal amount of the Notes of each Series to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Prepayment Compensation Amounts due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Prepayment Compensation Amounts as of the specified prepayment date.

8.3. Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 8.2, the Company shall prepay the same percentage of the unpaid principal amount of each Series of Notes, and the principal amount of the Notes of each Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4. Prepayments in Connection with Certain Events.

(a) If after the date hereof the Company or any of its Subsidiaries shall receive Section 8.4(a) Net Proceeds from any Section 8.4(a) Proceeds Event, the Company will promptly give written notice thereof to each holder of a Note, which notice shall (i) refer specifically to this Section 8.4(a) and describe in reasonable detail the Section 8.4(a) Proceeds Event giving rise to such offer to prepay Notes, (ii) specify the Relevant Share of such Section 8.4(a) Net Proceeds to be applied to the prepayment of the Notes and the ratable portion thereof to be prepaid in respect of each Note (determined based on the unpaid principal amount of each Note in proportion to the aggregate unpaid principal amount of all Notes of all Series at the time outstanding), (iii) specify a Business Day not less than 30 days and not more than 60 days after the date of such notice (the “Section 8.4(a) Prepayment Date”) and specify the Section 8.4(a) Response Date (as defined below) and (iv) offer to prepay on the Section 8.4(a) Prepayment Date such ratable portion of each Note together with interest accrued thereon to the Section 8.4(a) Prepayment Date. Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on a date at least 10 Business Days prior to the Section 8.4(a) Prepayment Date (such date 10 Business Days prior to the Section 8.4(a) Prepayment Date being the “Section 8.4(a) Response Date”), and the Company shall prepay on the Section 8.4(a) Prepayment Date such ratable portion of each Note held by the holders who have accepted such offer in accordance with this Section 8.4(a) at a price in respect of each Note held by such holder equal to the principal amount of such ratable portion of such Note, together with interest accrued thereon to the Section 8.4(a) Prepayment Date; provided, however, that the failure by a holder of any Note to respond to such offer in writing on or before the Section 8.4(a) Response Date shall be deemed to be a rejection of such offer.

(b) If the Company elects to offer to prepay Notes in accordance with Section 10.4A, the Company will promptly give written notice thereof to each holder of a Note, which notice shall (i) refer specifically to this Section 8.4(b) and describe in reasonable detail the Section 8.4(b) Disposition giving rise to such offer to prepay Notes, (ii) specify the Relevant Share of the Section 8.4(b) Net Proceeds to be applied to the prepayment of the Notes and the ratable portion thereof to be prepaid in respect of each Note (determined based on the unpaid principal amount of each Note in proportion to the aggregate unpaid principal amount of all Notes of all Series at the time outstanding), (iii) specify a Business Day not less than 30 days and not more than 60 days after the date of such notice (the “Section 8.4(b) Prepayment Date”) and specify the Section 8.4(b) Response Date (as defined below) and (iv) offer to prepay on the Section 8.4(b) Prepayment Date such ratable portion of each Note together with interest accrued thereon to the Section 8.4(b) Prepayment Date. Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on a date at least 10 Business Days prior to the Section 8.4(b) Prepayment Date (such date 10 Business Days prior to the Section 8.4(b) Prepayment Date being the “Section 8.4(b) Response Date”), and the Company shall prepay on the Section 8.4(b) Prepayment Date such ratable portion of each Note held by the holders who have accepted such offer in accordance with this Section 8.4(b) at a price in respect of each Note held by such holder equal to the principal amount of such ratable portion of such Note, together with interest accrued thereon to the Section 8.4(b) Prepayment Date; provided, however, that the failure by a holder of any Note to respond to such offer in writing on or before the Section 8.4(b) Response Date shall be deemed to be a rejection of such offer.

8.5. Prepayments in Connection with a Change of Control.

Promptly, and in any event within 15 Business Days, after the occurrence of a Change of Control, the Company shall give written notice thereof to each holder of a Note, which notice shall (a) refer specifically to this Section 8.5 and describe the Change of Control and relevant parties in reasonable detail, (b) specify a Business Day not less than 30 days and not more than 60 days after the date of such notice (the “Change of Control Prepayment Date”) and specify the Change of Control Response Date (as defined below) and (c) offer to prepay on the Change of Control Prepayment Date the Notes of such holder, at a prepayment price equal to 100% of the principal amount thereof together with interest accrued thereon to the Change of Control Prepayment Date. Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on a date at least 10 Business Days prior to the Change of Control Prepayment Date (such date 10 Business Days prior to the Change of Control Prepayment Date being the “Change of Control Response Date”), and the Company shall prepay on the Change of Control Prepayment Date all Notes held by each holder that has accepted such offer in accordance with this Section 8.5 at a price in respect of each such Note held by such holder equal to 100% of the principal amount thereof, together with interest accrued thereon to the Change of Control Prepayment Date; provided, however, that the failure by a holder of any Note to respond to such offer in writing on or before the Change of Control Response Date shall be deemed to be a rejection of such offer.

8.6. Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Prepayment Compensation Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Prepayment Compensation Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.7. Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) at any time when the Consolidated Leverage Ratio is equal to or less than 2.50 to 1.00 as of the last day of the fiscal quarter then most recently ended, pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 20 Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least five Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.8. Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Fixed Rate Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Fixed Rate Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Fixed Rate Note, the principal of such Fixed Rate Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Fixed Rate Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Fixed Rate Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Fixed Rate Note, (x) 0.50% over (y) the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” on Bloomberg Financial Markets (or such other display as may replace Page PX1 on Bloomberg Financial Markets) for actively traded on the run U.S. Treasury securities having a maturity equal to the remaining term of such Fixed Rate Note as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the remaining term of such Fixed Rate Note as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than the remaining term of such Fixed Rate Note and (2) the applicable U.S. Treasury security with the maturity closest to and less than the remaining term of such Fixed Rate Note. The Reinvestment Yield will be rounded to that number of decimals as appears in the interest rate for the applicable Series of Fixed Rate Notes.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Fixed Rate Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Fixed Rate Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Fixed Rate Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.9. Floating Rate Interest and Interest Payment Dates.

(a) Interest Rate. Subject to Section 8.9(d), Section 8.9(f)(i) and Section 8.10(a), the outstanding principal amount of the Floating Rate Notes shall bear interest, for each Interest Period applicable thereto, at the relevant LIBO Rate, as determined in this Section 8.9(a), for such Interest Period. The determination of the applicable LIBO Rate shall be made by the Company in accordance with the terms hereof. The Company shall provide such determination to the holders of the Floating Rate Notes in accordance with the provisions of Section 7.1(i), but the failure of the Company to notify the holders of the Floating Rate Notes of any such determination shall not affect the obligations of the Company hereunder. While an Event of Default is continuing, interest on the Floating Rate Notes shall be payable at the rate set forth in Section 8.9(f)(i) and shall be payable on each Interest Payment Date (or such shorter intervals as interest may be paid under the Bank Credit Agreement in such circumstances).

(b) Calculation of Interest. Interest on the Floating Rate Notes shall be calculated on the basis of a 360 day year and the actual number of days elapsed, calculated as to each Interest Period or other period during which interest accrues from and including the first day thereof to but excluding the last day thereof.

(c) Payment of Interest. Subject to Section 8.9(a), interest on each Floating Rate Note shall be payable on each Interest Payment Date.

(d) Inability to Determine LIBO Rate. If, prior to the first Business Day of any Interest Period, the basis for determining the LIBO Rate ceases to be reported on Bloomberg page “Currency BBAM 1”(and JPMorgan Chase Bank, N.A., is not quoting the rate contemplated by clause (ii) of the definition of “LIBO Rate”) and if the Required Floating Rate Holders, or their designated agent, shall have reasonably determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the relevant market, other adequate and reasonable means do not exist for ascertaining the interest rate applicable to U.S. Dollar loans to major banks in the London Interbank Eurodollar market for such Interest Period, then the Required Floating Rate Holders shall forthwith give notice thereof to the Company. If such notice is given, (i) the interest rate applicable to the Floating Rate Notes for such Interest Period shall be the Prime Rate, determined and effective as of the first day of such Interest Period, (ii) each reference herein and in the Floating Rate Notes to the “LIBO Rate” for any Interest Period shall be deemed thereafter to be a reference to the Prime Rate, and (iii) subject to Section 8.9(e) below, such substituted rate shall thereafter be determined by the Required Floating Rate Holders in accordance with the terms hereof. Until notice contemplated by Section 8.9(e) is furnished by the Required Floating Rate Holders, the LIBO Rate (defined without giving effect to clause (ii) of this Section 8.9(d)) shall not apply to any Floating Rate Notes.

(e) Reinstatement of LIBO Rate. If there has been at any time an interest rate substituted for the LIBO Rate in accordance with Section 8.9(a) or Section 8.9(d) and if in the reasonable opinion of the Required Floating Rate Holders, the circumstances causing such substitution have ceased, then the Required Floating Rate Holders shall promptly notify the Company in writing of such cessation, and on the first day of the next succeeding Interest Period the LIBO Rate shall be determined as originally defined hereby. Nevertheless, thereafter the provisions of Section 8.9(a) and Section 8.9(d) above shall continue to be effective.

(f) Default Rate; Overdue Amounts.

(i) Increase in Interest Rate; Event of Default. Upon the occurrence and during the continuance (but only during the continuance) of an Event of Default, the outstanding principal amount of each Floating Rate Note shall bear interest from and including the date of the occurrence of such Event of Default to, but excluding, the date when no Event of Default shall be continuing, at a rate per annum equal to the Default Rate.

(ii) Interest and Other Amounts. Any overdue payment of interest on the outstanding principal amount of any Floating Rate Notes, and any other overdue amount payable in accordance with the terms of this Agreement or the Floating Rate Notes (regardless of whether the failure to make such payment constitutes an Event of Default), shall bear interest, payable on demand, for each day from and including the date payment thereof was due to the date of actual payment, at a rate per annum equal to the Default Rate (but without duplication of the Default Rate payable under Section 8.9(f)(i)).

8.10. Breakage Cost Indemnity; Reserve Requirements.

(a) Breakage Cost Indemnity. The Company agrees to indemnify each holder of Floating Rate Notes for, and promptly to pay to each such holder upon the written request of such holder, any loss, cost or expense arising out of:

(i) any event (including any acceleration of the Floating Rate Notes in accordance with Section 12.1 and any prepayment of the Floating Rate Notes pursuant to Sections 8.2, 8.3 or 8.4) which results in:

(A) such holder receiving any amount on account of the principal of any Floating Rate Note prior to the end of the Interest Period in effect therefor, or

(B) the conversion of the interest rate applicable to any Floating Rate Note to the Prime Rate other than on the last day of the Interest Period in effect therefor, or

(ii) the failure by the Company to pay any amount in respect of a payment or prepayment required to be made hereunder on the date due in respect of any Floating Rate Note

The loss to any such holder attributable to any such event shall be deemed to include an amount determined by such holder to be equal to the excess, if any, of (A) the amount of interest that such holder would pay for a deposit equal to the principal amount of the Floating Rate Notes held by it for the period (the “Stub Period”) from the date of such receipt, conversion or failure to the last day of the then current Interest Period if the interest rate payable on such deposit were equal to the LIBO Rate in effect for such Interest Period, less the Interest Rate Margin, over (B) the amount of interest that such holder would earn on such principal amount for the Stub Period if such holder were to invest such principal amount for the Stub Period at the interest rate that would be bid by such holder (or an Affiliate of such holder) for a deposit equal to the principal amount of the Floating Rate Notes held by it in the London interbank eurodollar market at the commencement of the Stub Period. A certificate of such holder setting forth such holder’s good faith determination of any amount or amounts that such holder is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such holder the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) Reserve Requirements; Change in Circumstances.

(i) Notwithstanding any other provision of this Agreement, if after the date of Closing any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any holder of Floating Rate Notes of the principal of or interest on any Floating Rate Note held by such holder or any fees or expenses or indemnities payable hereunder (other than changes in respect of franchise taxes or taxes imposed on or measured by the gross revenues or net income of any such holder, in each case imposed by the United States of America or the jurisdiction in which such holder is organized or has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any holder, or Floating Rate Notes held by any holder, and the collective result of the foregoing shall be to increase the cost to any such holder of making or maintaining any loan based on the LIBO Rate or to reduce the amount of any sum received or receivable by any such holder hereunder or under the Floating Rate Notes (whether of principal, interest or otherwise) by an amount deemed by such holder to be material, then such holder shall deliver to the Company a certificate setting forth such additional amount or amounts as will compensate such holder for such additional costs incurred or reduction suffered.

(ii) If, after the date of Closing, any holder of Floating Notes shall have reasonably determined that

(A) the adoption of any law, rule, regulation, agreement or guideline applicable to such holder regarding capital adequacy, or any amendment or other modification to or of any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline was originally adopted before or after the date of Closing),

(B) any change in the interpretation or administration of any law, rule, regulation, agreement or guideline regarding capital adequacy applicable to such holder by any Governmental Authority charged with the interpretation or administration thereof, or

(C) compliance by any holder with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority issued after the date of Closing,

has or would have the effect of increasing the cost to such holder of making or maintaining its investment in the Floating Rate Notes or reducing the rate of return on such holder’s capital as a consequence of the Floating Rate Notes to a level below that which such holder could have achieved but for such applicability, adoption, change or compliance (taking into consideration such holder’s policies with respect to capital adequacy) by an amount deemed by such holder to be material, then such holder shall deliver to the Company a certificate setting forth such additional amount or amounts as will compensate such holder for any such reduction suffered.

(iii) The certificate of any holder of the Notes delivered to the Company pursuant to clause (i) or (ii) above shall set forth, in reasonable detail, the calculation of the amount or amounts necessary to compensate such holder as specified in clause (i) or (ii) above and the basis therefor (which shall include notice of the law, regulations, guidelines, request or any interpretation thereof, of any Governmental Authority (whether or not having the force of law), as applicable, giving rise to such increased costs or reductions) and shall be prima facie evidence of such amount absent manifest error unless the Company notifies such holder in writing to the contrary within 30 days of the delivery of such certificate. The Company agrees to pay such holder the amount shown as due on any such certificate delivered by it within five Business Days after the Company’s receipt of the same.

(iv) Failure or delay on the part of any holder of Floating Rate Notes to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such holder’s right to demand such compensation with respect to any Interest Period; provided that the Company shall not be required to compensate any holder of Floating Rate Notes pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such holder notifies the Company of any event referred to in the foregoing clause (ii) giving rise to such increased costs or reductions and of such holder’s intention to claim compensation therefor; provided further that, if such event giving rise to such increased costs or reductions is retroactive, the 270-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section 8.10(c) shall be available to such holder regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

9.	AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:
9.1.	Compliance with Law.

Without limiting Section 10.13, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2. Insurance.

The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3. Maintenance of Properties.

The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4. Payment of Taxes and Claims.

The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent, and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5. Corporate Existence, etc.

The Company will at all times preserve and keep in full force and effect its corporate existence, and, subject to Section 10.3, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect the corporate existence of any Subsidiary, or any such right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6. Books and Records.

The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary , as the case may be.

9.7. Guarantors and Collateral; Further Assurances.

(a) The Company will take, and will cause each of its Subsidiaries to take, such action from time to time as shall be necessary to ensure that (i) each Subsidiary is a “Subsidiary Guarantor” hereunder and (if applicable) a “Loan Party” under the Pledge Agreement (other than any Excluded Subsidiary, except, in the case of any Domestic Subsidiary that is an Immaterial Subsidiary, to the extent necessary to comply with clause (ii) of the definition of “Immaterial Subsidiary”) and (ii) 100% of the Capital Stock of each Subsidiary (other than any Excluded Equity Interests) shall be pledged pursuant to the Pledge Agreement; provided that, in the case of voting Capital Stock of each First-Tier Foreign Subsidiary (other than any Immaterial Subsidiary, except to the extent necessary to comply with clause (ii) of the definition of “Immaterial Subsidiary”) not more than 65% of such voting Capital Stock shall be pledged in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement.

Promptly but in no event later than 45 days (which period may be extended by the Collateral Agent in its sole discretion) following the formation or acquisition of any Subsidiary after the date hereof, the Company will, and will cause each of its Subsidiaries to, take such action to cause (x) such Subsidiary to become a “Subsidiary Guarantor” hereunder by executing and delivering to the holders of the Notes a Guaranty Joinder Agreement in the form of Annex B to the Subsidiary Guaranty Agreement and (if applicable) to become a “Loan Party” under the Pledge Agreement, to the extent required under clause (i) of the immediately preceding paragraph and (y) the Capital Stock of such Subsidiary, to the extent required under clause (ii) of the immediately preceding paragraph, to be pledged in favor of the Collateral Agent for the benefit of the Secured Parties, pursuant to the Pledge Agreement or such other local law pledge, charge or similar agreement in respect of such Capital Stock as the Collateral Agent shall reasonably request and (z) such Subsidiary or any other relevant Obligor to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Obligors pursuant to Section 4 on the date of Closing as the Collateral Agent shall reasonably request.

(b) The Company will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Required Holders or the Collateral Agent to effectuate the purposes and objectives of this Agreement. Without limiting the foregoing, in the event that any additional Capital Stock shall be issued by any Subsidiary, subject to Section 9.7(a), the Company agrees forthwith to or to cause such Subsidiary to deliver to the Collateral Agent pursuant to the Pledge Agreement the certificates evidencing such Capital Stock, accompanied by undated stock powers executed in blank and to take such other action as the Collateral Agent shall request to perfect the security interest created therein pursuant to the Pledge Agreement.

10.	NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:
10.1.	Indebtedness.

The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness outstanding on the date hereof and listed in Schedule 5.15 (including the Existing Senior Notes and any Guarantees thereof by the Subsidiary Guarantors) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(b) In addition to Indebtedness outstanding on the date hereof and listed in Schedule 5.15, (i) Indebtedness of any Obligor owing to any other Obligor or to any Subsidiary that is not an Obligor and (ii) Indebtedness of any Subsidiary that is not an Obligor owing to the Company or any Subsidiary; provided that, if the Consolidated Leverage Ratio (calculated as of the most recently ended fiscal quarter of the Company) shall be greater than 3.50 to 1.00, the aggregate principal amount of Indebtedness owing to the Obligors under clause (ii) above, together with the aggregate amount of Investments by the Obligors in Subsidiaries that are not Obligors under Section 10.5(c)(ii), shall not exceed $75,000,000 at any time outstanding;

(c) Indebtedness or other obligations of the Company or any Subsidiary under letters of credit and surety or other bonds incurred in the ordinary course of business of the Company or such Subsidiary in an aggregate principal amount not to exceed $30,000,000 at any time outstanding;

(d) Indebtedness (including Capital Lease Obligations) secured by Liens permitted under Section 10.2(d) in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(e) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(f) Indebtedness of the Obligors created hereunder and under the other Financing Documents:

(g) Indebtedness secured by Liens permitted under Section 10.2(e);

(h) Indebtedness outstanding under the Bank Credit Agreement (and any Guarantees thereof by the Subsidiary Guarantors) in an aggregate principal amount not to exceed $2,000,000,000 at any time outstanding;

(i) Indebtedness in respect of a convertible notes offering; provided that (i) such Indebtedness does not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to six months after the scheduled maturity date of the Series B Notes and (ii) such Indebtedness is unsecured and subordinated, pursuant to subordination provisions in form and substance reasonably satisfactory to the Required Holders, in right of payment to the Notes; and

(j) other Indebtedness in an aggregate principal amount not to exceed 25% of Consolidated Net Worth at any time outstanding;

provided, however, that, notwithstanding the foregoing, no Subsidiary shall, at any time after it has been released from its obligations under the Subsidiary Guaranty Agreement (as contemplated by the Intercreditor Agreement), Guarantee any Indebtedness outstanding under the Bank Credit Agreement or any other Primary Credit Agreement unless (x) it shall simultaneously Guarantee the Notes on the same terms and (y) the creditors under the Bank Credit Agreement, or such other Primary Credit Agreement, shall have entered into an intercreditor agreement with the holders of the Notes, in form and substance reasonably satisfactory to the Required Holders.

10.2. Liens.

The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any of its Subsidiaries existing on the date hereof and listed on Schedule 5.15, provided that any such Lien shall secure only those obligations which it secures on the date hereof and any extensions, renewals and replacements thereof shall not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) no such Lien shall extend to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(d) Liens securing Indebtedness of the Company or any Subsidiary incurred pursuant to Section 10.1(d) to finance the acquisition, construction or improvement of fixed or capital assets; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) no such Lien shall extend to any property or assets of the Company or any Subsidiary other than the property financed by such Indebtedness;

(e) Liens covering accounts receivable and related rights of the Company, its Subsidiaries and any special purpose entity issuing Indebtedness under a securitization transaction or program with respect to such accounts receivable and related rights (a “Receivables Securitization Program”), provided that (i) the Indebtedness of such special purpose entity is recourse only to its assets (and not to the assets of the Company or any Subsidiary other than such special purpose entity), (ii) the aggregate principal amount of such Indebtedness shall not exceed $125,000,000 at any time outstanding and (iii) no such Lien shall extend to any other property of the Company and its Subsidiaries;

(f) Liens created pursuant to the Pledge Agreement; and

(g) Liens incurred by the Company or any Subsidiary, in addition to Liens incurred under the foregoing clauses (a) through (f) of this Section, provided that neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto shall exceed (as to the Company and all Subsidiaries) $30,000,000 at any time outstanding;

provided, however, that, notwithstanding the foregoing, the Company shall not, and shall not permit any Subsidiary to, grant or otherwise permit to exist a Lien on its property securing any Indebtedness outstanding under the Bank Credit Agreement or any other Primary Credit Agreement at any time after the release of any property of such Person from the Lien of the Pledge Agreement unless (x) such Person shall simultaneously grant, on the same terms, a Lien on such property securing the Notes equally and ratably with such other Indebtedness and (y) the creditors under the Bank Credit Agreement, or such other Primary Credit Agreement, shall have entered into an intercreditor agreement with the holders of the Notes, in form and substance reasonably satisfactory to the Required Holders.

10.3. Fundamental Changes.

The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except:

(a) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving entity) or with or into any other Subsidiary;

(b) any Subsidiary of the Company may Dispose of any or all of its assets (i) to the Company or any other Subsidiary (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 10.4 or Section 10.4A;

(c) any acquisition expressly permitted under Section 10.5 may be structured as a merger, consolidation or amalgamation; and

(d) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the holders of the Notes.

10.4. Dispositions of Property.

At any time that the Consolidated Leverage Ratio shall be greater than 3.50 to 1.00 (calculated as of the end of the most recently ended fiscal quarter of the Company at the time of any Disposition), the Company will not, and will not permit any of its Subsidiaries to, Dispose of any property, whether now owned or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) Dispositions in the ordinary course of business of the Company and its Subsidiaries (including Dispositions of obsolete or worn-out property no longer required or useful in the business or operations of the Company or any of its Subsidiaries);

(b) Dispositions permitted by Sections 10.3(b)(i) or (d);

(c) the sale or issuance of Capital Stock of any Subsidiary to the Company or any other Subsidiary;

(d) Dispositions with respect to the Receivables Securitization Program, provided that the aggregate principal amount of Indebtedness related to any such Receivables Securitization Program shall not exceed $125,000,000 at any time outstanding;

(e) Dispositions of property or assets by the Company or any Subsidiary to the extent that, as part of the same transaction or a series of related transactions, such property or assets are within 365 days after the date of such Disposition leased by the Company or such Subsidiary as lessee for use in the business of the Company and its Subsidiaries, provided that the aggregate amount of all such Dispositions shall not exceed $75,000,000; or

(f) Dispositions of property for fair market value not covered by the foregoing clauses (a) through (e) of this Section.

10.4A 2004 Note Purchase Agreement Dispositions of Property Covenant.

At any time that the Consolidated Leverage Ratio shall be less than or equal to 3.50 to 1.00 (calculated as of the end of the most recently ended fiscal quarter of the Company at the time of any Disposition), the Company will not, and will not permit any Subsidiary to, Dispose of any of its properties or assets, except:

(a) Dispositions in the ordinary course of business of the Company and its Subsidiaries (including Dispositions of obsolete or worn-out property no longer required or useful in the business or operations of the Company or any of its Subsidiaries);

(b) Dispositions permitted by Sections 10.3(b)(i) or (d);

(c) the sale or issuance of Capital Stock of any Subsidiary to the Company or any other Subsidiary;

(d) Dispositions with respect to the Receivables Securitization Program, provided that the aggregate principal amount of Indebtedness related to any such Receivables Securitization Program shall not exceed $125,000,000 at any time outstanding;

(e) any Dispositions not covered by Subsections (a) through (d) above, inclusive, provided that such Dispositions are for fair market value and either (i) the aggregate book value of the properties and assets subject to all such Dispositions pursuant to this clause (i) of this Subsection (e) during any fiscal year of the Company does not exceed 15% of Consolidated Total Assets as at the end of the immediately preceding fiscal year of the Company or (ii) within 365 days after any such Disposition, the Section 8.4(b) Net Proceeds are used (x) to purchase productive assets for use by the Company or any Subsidiary in their business or (y) to prepay or repay the Term Loans, the Notes and the Existing Senior Notes, provided that, in connection with any such repayment of such Indebtedness, the Company shall, in accordance with Section 8.4(b), offer to prepay the Notes pro rata with all other such Indebtedness then being repaid.

For purposes of this Section 10.4A, (i) any Disposition of shares of stock of any Subsidiary shall be valued at an amount that bears the same proportion to the total assets of such Subsidiary as the number of such shares bears to the total number of shares of stock of such Subsidiary and (ii) if any Subsidiary issues shares and the Company or another Subsidiary does not, directly or indirectly, acquire all of such shares or a ratable portion of such shares according to the Company or such other Subsidiary’s ownership percentage with respect to such Subsidiary immediately prior to such share issuance, as the case may be, such shares not so acquired shall be deemed to be the subject of a Disposition.

10.5. Investments and Acquisitions.

The Company will not, and will not permit any of its Subsidiaries to, make or suffer to exist any Investment in any Person or make any Acquisition, except:

(a) Cash Equivalents;

(b) Investments (other than Investments permitted under clause (a) of this Section) existing on the date hereof and set forth on Schedule 5.4 and Investments in Immaterial Subsidiaries existing as of the date hereof;

(c) (i) Investments by any Obligor in any other Obligor; and (ii) Investments by the Company or any Subsidiary in any Subsidiary that is not an Obligor; provided that, if the Consolidated Leverage Ratio (calculated as of the most recently ended fiscal quarter of the Company) shall be greater than 3.50 to 1.00, the aggregate amount of Investments by the Obligors in Subsidiaries that are not Obligors under clause (ii) above, together with the aggregate principal amount of Indebtedness owing to the Obligors incurred under Section 10.1(b)(ii), shall not exceed $75,000,000 at any time outstanding;

(d) Indebtedness permitted by Section 10.1;

(e) purchases of inventory and other property to be sold or used in the ordinary course of business;

(f) the Arrow Acquisition;

(g) Swap Agreements permitted by Section 10.11;

(h) any Acquisition after the date hereof by the Company or any Subsidiary; provided that (i) in the case of any such Acquisition, (x) if the Acquired Entity is a publicly held corporation, such Acquisition shall have been approved by the board of directors of such Acquired Entity; (y) after giving effect to any such Acquisition of Capital Stock, the Acquired Entity becomes a direct or indirect Subsidiary of the Company; and (z) the Acquired Entity is engaged in a line of business in accordance with the requirements of Section 10.10; (ii) both immediately prior to such Acquisition and after giving effect thereto, no Default shall have occurred and be continuing; and (iii) if, after giving effect to such Acquisition on a pro forma basis as if such Acquisition had occurred on the first day of the most recent period of four consecutive fiscal quarters of the Company, the Consolidated Leverage Ratio shall be greater than 3.50 to 1.00, the aggregate consideration (including assumed Indebtedness, but excluding consideration in the form of the Capital Stock of the Company) for all such Acquisitions shall not exceed $150,000,000 in any fiscal year; and

(i) other Investments in an aggregate amount (valued at cost) not exceeding $25,000,000.

10.6. Restricted Payments.

The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a) the Company may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock; and

(b) the Company may make Restricted Payments after the date hereof; provided that (i) at the time of such Restricted Payment and immediately after giving effect thereto, no Default shall have occurred and be continuing; and (ii) if, after giving effect to such Restricted Payment, the Consolidated Leverage Ratio (calculated on a pro forma basis) shall be greater than 3.50 to 1.00, the aggregate amount of all such Restricted Payments shall not exceed $75,000,000 in any fiscal year;

provided that nothing herein shall be deemed to prohibit (x) the payment of dividends by any Subsidiary of the Company to the Company or any other Subsidiary of the Company or, if applicable, any minority shareholder of such Subsidiary (in accordance with the percentage of the Capital Stock of such Subsidiary owned by such minority shareholder) or (y) repurchases of Capital Stock deemed to occur as a result of the surrender of such Capital Stock for cancellation in connection with the exercise of stock options or warrants.

10.7. Transactions with Affiliates.

The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from a Person that is not an Affiliate;

(b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate;

(c) any Indebtedness permitted by Section 10.1;

(d) any Investment permitted by Section 10.5;

(e) any Restricted Payment permitted by Section 10.6; and

(f) any Affiliate who is a natural person may serve as an employee or director of the Company and receive reasonable compensation for his services in such capacity.

10.8. Restrictive Agreements.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary or to transfer any property to the Company or any other Subsidiary, except:

(i) restrictions and conditions imposed by law or by this Agreement or the Existing Senior Note Agreements;

(ii) restrictions and conditions imposed by law or by the Bank Credit Agreement;

(iii) restrictions and conditions existing on the date hereof identified on Schedule 5.15 and any extension or renewal thereof, or any amendment or modification thereof, that, in each case does not expand the scope of any such restriction or condition;

(iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale (provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder);

(v) (with respect to clause (a) above) (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases and other contracts restricting the assignment thereof; and

(vi) (with respect to clause (a) above) provisions in any lease or lease agreement, or any restrictions or conditions imposed by any landlord, prohibiting or restricting the granting, creation or incurrence of any Liens on any premises leased by the Company or any of its Subsidiaries.

10.9. Certain Financial Covenants.

(a) Leverage Ratio. The Company will not permit the Consolidated Leverage Ratio, as at the last day of any period of four consecutive fiscal quarters of the Company ending on or nearest to the date set forth below, to exceed the ratio set forth below opposite such date:

Fiscal Quarter Ending

on or nearest to	Consolidated Leverage Ratio

September 30, 2007	4.75 to 1.00
December 31, 2007	4.75 to 1.0
March 31, 2008	4.75 to 1.0
June 30, 2008	4.75 to 1.0
September 30, 2008	4.75 to 1.0
December 31, 2008	4.00 to 1.0
March 31, 2009	4.00 to 1.0
June 30, 2009	4.00 to 1.0
September 30, 2009 and at all times thereafter	3.50 to 1.0

(b) Interest Coverage Ratio. The Company will not permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company ending on or nearest to the date set forth below to be less than the ratio set forth below opposite such date:

Fiscal Quarter Ending

	on or nearest to	Consolidated Interest Coverage Ratio

	September 30, 2007	3.00 to 1.00
	December 31, 2007	3.00 to 1.0
	March 31, 2008	3.00 to 1.0
	June 30, 2008	3.00 to 1.0
	September 30, 2008	3.00 to 1.0
10.10.	December 31, 2008 and at all time thereafter Lines of Business.	3.50 to 1.0

The Company will not, and will not permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries taken as a whole would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries taken as a whole are engaged on the date of this Agreement.

10.11. Swap Agreements.

The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, other than Swap Agreements entered into with any of the Bank Lenders (or any Affiliates thereof) or in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

10.12. Modification of Bank Credit Agreement.

The Company will not, and will not permit any of its Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of the Bank Credit Agreement that could reasonably be expected to be materially adverse to the interests of the holders of Notes, in each case, without the prior consent of the Required Holders.

10.13. Terrorism Sanctions Regulations.

The Company will not, and will not permit any of its Subsidiaries to, (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transaction with any such Person.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Prepayment Compensation Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than three Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 7.1(j), Section 9.1 (with respect to the Company’s existence) or Sections 10.1 through 10.12, inclusive; or

(d) the Company defaults in the performance of or compliance with any term contained herein or in any other Financing Document (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the Company has received written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement, in any other Financing Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Material Indebtedness beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Material Indebtedness or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Material Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Material Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Material Indebtedness to convert such Indebtedness into Capital Stock), (x) the Company or any Subsidiary has become obligated to purchase or repay Material Indebtedness before its regular maturity or before its regularly scheduled dates of payment or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay any Material Indebtedness; or

(g) the Company or any Subsidiary (other than an Immaterial Subsidiary) (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Subsidiary (other than an Immaterial Subsidiary), a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Subsidiary (other than an Immaterial Subsidiary), or any such petition shall be filed against the Company or any Subsidiary (other than an Immaterial Subsidiary) and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $35,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

(j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in section 412 of the Code or section 302 of ERISA), whether or not waived, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k) the Liens created by the Pledge Agreement or the Intercreditor Agreement shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby in favor of the Collateral Agent, free and clear of all other Liens (other than Liens permitted under Section 10.2 or under either such agreement), except to the extent such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Pledge Agreement or to file Uniform Commercial Code continuation statements, or, except for expiration in accordance with its terms, any of the Financing Documents shall for any reason be terminated or cease to be in full force and effect or to be valid and binding on any of the Obligors party thereto, or the enforceability thereof shall be contested by any Obligor.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1. Acceleration.

(a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the applicable Prepayment Compensation Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Prepayment Compensation Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2. Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3. Rescission.

At any time after any Notes have been declared due and payable pursuant to paragraph (b) or (c) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Prepayment Compensation Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Prepayment Compensation Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4. No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1. Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2. Transfer and Exchange of Notes.

Upon surrender of any Note at to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1, 2, or 3, as the case may be. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note of such Series may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3. Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $10,000,000 in excess of the outstanding principal amount of such Note or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1. Place of Payment.

Subject to Section 14.2, payments of principal, Prepayment Compensation Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2. Home Office Payment.

So long as any Purchaser or any nominee of such Purchaser shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Prepayment Compensation Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by any Purchaser or any nominee of such Purchaser, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

15.	EXPENSES, ETC.

15.1. Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or the other Financing Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or the other Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or the other Financing Documents, or by reason of being a holder of any Note, (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Notes and by the other Financing Documents and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,000. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by such Purchaser or other holder in connection with its purchase of the Notes).

15.2. Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or the other Financing Documents, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein or in the other Financing Documents shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by each Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or the other Financing Documents shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and the other Financing Documents embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1. Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Prepayment Compensation Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any other Financing Documents. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of any other Financing Documents, or the release of any Subsidiary Guarantor from the Subsidiary Guaranty Agreement or any collateral subject to the Lien of the Pledge Agreement, unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver, amendment or release.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

17.3. Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note or other Financing Document shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4. Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any other Financing Document, or have directed the taking of any action provided herein, or in the Notes or in any other Financing Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

17.5. Release of Collateral and Subsidiary Guaranty Agreement.

Notwithstanding anything herein to the contrary, upon any Disposition of property constituting Collateral (as that term is defined in the Pledge Agreement) including the Capital Stock of any Subsidiary that is a Subsidiary Guarantor, which Disposition is permitted pursuant to Section 10.4 or Section 10.4A of this Agreement, as applicable, such Subsidiary Guarantor shall be automatically released from any obligation arising pursuant to the Subsidiary Guaranty Agreement and any security interest granted in favor of the holders hereunder or under the Pledge Agreement shall be automatically terminated, in each case, without notice or further action by the Company or any holder so long as equivalent action is simultaneously taken by the Bank Lenders, or the Administrative Agent (as defined in the Bank Credit Agreement) or the Collateral Agent on their behalf, pursuant to the Bank Loan Documents.

18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) such Purchaser’s directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s Notes), (ii) such Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Financing Documents; provided that, before delivering or disclosing any Confidential Information under clause (viii)(w), (viii)(x) or (viii)(y) of this Section 20, such Purchaser shall use reasonable efforts to give notice thereof to the Company to the extent permitted by law or regulation as soon as is reasonably practicable under the circumstances in order to provide the Company with a reasonable opportunity to seek an appropriate protective order with respect to such disclosure but such Purchaser shall not be liable for any failure to give such notice. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of such Purchaser’s Affiliates as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21) shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

22.	MISCELLANEOUS.

22.1. Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2. Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.2 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Prepayment Compensation Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

22.3. Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

22.4. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.5. Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

22.6. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.7. Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

22.8. Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

22.9. Post-Closing Letter.

By their execution and delivery hereof, the Purchasers hereby acknowledge and agree to that certain letter agreement, dated as of the date hereof, by the Company in favor of the Purchasers, relating to the delivery of certain post-closing items, and agree that such letter shall be considered a “Financing Document” for all purposes of this Agreement.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

TELEFLEX INCORPORATED

By: /s/ Kevin. K. Gordon
Name: Kevin K. Gordon
Title: Executive Vice President and Chief Financial
Officer

This Agreement is hereby accepted and
agreed to as of the
date thereof.

The Prudential Insurance Company of America

By: /s/ Yvonne Guajardo
Name: Yvonne Guajardo
Title: Vice President

Pruco Life Insurance Company

By: /s/ Yvonne Guajardo
Name: Yvonne Guajardo
Title: Vice President

Pruco Life Insurance Company of New Jersey

By: /s/ Yvonne Guajardo
Name: Yvonne Guajardo
Title: Vice President

Teachers Insurance and Annuity Association of America

By: /s/ Brian K. Roelke
Name: Brian K. Roelke
Title: Director

Principal Life Insurance Comapny
By: Principal Global Investors, LLC

a Delaware limited liability company,
its authorized signatory

By: /s/ Colin Pennycooke

Name: Colin Pennycooke Title: Counsel

By: /s/ Christopher J. Henderson
Name: Christopher J. Henderson
Title: Vice President and
Associate General Counsel

Allstate Life Insurance Company

By: /s/ Robert B. Bodett
Name: Robert B. Bodett
Title: Authorized Signatory

By: /s/ Breege A. Farrett
Name: Breege A. Farrett
Title: Authorized Signatory

Genworth Life Insurance Company

By: /s/ Stephen DeMotto
Name: Stephen DeMotto
Title: Investment Officer

Nationwide Life Insurance Company

By: /s/ Thomas S. Leggett
Name: Thomas S. Leggett
Title: Authorized Signatory

The Lincoln National Life Insurance Company
By: Delaware Investment Advisers, a series of Delaware
Management Business Trust, Attorney in Fact

By: /s/ Edward J. Brennan
Name: Edward J. Brennan
Title: Vice President

UNUM Life Insurance Company of America

By: /s/ Ben Vance
Name: Ben Vance
Title: Vice President

Bankers Life and Casualty Company

Conseco Life Insurance Company
Conseco Health Insurance Company
Colonial Penn Life Insurance Company
Washington National Insurance Company

By: /s/ Timothy L. Powell
Name: Timothy L. Powell
Title: Vice President

Massachusetts Mutual Life Insurance Company

By: /s/ Mark A. Ahmed
Name: Mark A. Ahmed
Title: Managing Director

C.M. Life Insurance Company

By: /s/ Mark A. Ahmed
Name: Mark A. Ahmed
Title: Managing Director

BayState Health Systems

By: /s/ Mark A. Ahmed
Name: Mark A. Ahmed
Title: Managing Director

Pacific Life Insurance Company

By: /s/ Matthew Levene
Name: Matthew Levene
Title: Assistant Vice President

By: /s/ Cathy Schwartz
Name: Cathy Schwartz
Title: Assistant Secretary

Jackson National Life Insurance Company

By: /s/ Craig Radis
Name: Craig Radis
Title: Vice President

American Equity Investment Life Insurance Company

By: /s/ Rachel Stauffer
Name: Rachel Stauffer
Title: Vice President, Investments

Equitrust Life Insurance Company

By: /s/ Herman L. Riva
Name: Herman L. Riva
Title: Senior Portfolio Manager

Primerica Life Insurance Company

By: /s/ Robert M. Mills
Name: Robert M. Mills
Title: Director

American Health and Life Insurance Company

By: /s/ Robert M. Mills
Name: Robert M. Mills
Title: Director

Modern Woodmen of America

By: /s/ Nick S. Coin
Name: Nick S. Coin
Title: Treasurer & Investment Manager

Country Life Insurance Company

By: /s/ John Jacobs
Name: John Jacobs
Title: Director – Fixed Income

Assurity Life Insurance Company

By: /s/ Victor Weber
Name: Victor Weber
Title: Senior Director – Investments

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquired Entity” means any business, assets or Person subject to an Acquisition.

“Acquisition” means any transaction, or any series of related transactions, consummated after the date hereof, by which the Company and/or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any corporation, limited liability company, partnership, joint venture or other entity or any division of any corporation, limited liability company, partnership, joint venture or other entity or the right to use or manage or otherwise exploit any such business or assets, whether through purchase or lease of assets, merger or otherwise or (b) directly or indirectly acquires ownership or Control of at least a majority (in number of votes) of Capital Stock which has ordinary voting power for the election of directors or other managers of any corporation, limited liability company, partnership, joint venture or other entity.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” is defined in Section 17.3.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 23, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49079 (2001), as amended.

“Arrow” means Arrow International, Inc., a Pennsylvania corporation.

“Arrow Acquisition” means the acquisition of Arrow, by merger of Arrow with and into Merger Subsidiary (with Arrow as the surviving corporation in such merger), pursuant to the Arrow Acquisition Agreement.

“Arrow Acquisition Agreement” means the Agreement and Plan of Merger dated as of July 20, 2007 among the Company, Merger Subsidiary and Arrow.

“Bank Credit Agreement” means the Credit Agreement, dated as of October 1, 2007 among the Company, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent, and Bank of America, N.A., as Syndication Agent, as amended, restated, replaced or refinanced from time to time.

“Bank Lender” means a “Lender”, as defined in the Bank Credit Agreement.

“Bank Loan Document” means “Loan Document”, as such term is defined in the Bank Credit Agreement.

“Bank Loans” means “Loans”, as such term is defined in the Bank Credit Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalent” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or any other country that is a member of the Organization for Economic Cooperation and Development (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or such other country), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or any other country that is a member of the Organization for Economic Cooperation and Development which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) auction rate securities maturing in 45 days or less consisting of municipal securities having the highest credit rating obtainable from S&P or from Moody’s.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group.

“Change of Control Prepayment Date” is defined in Section 8.5.

“Change of Control Response Date” is defined in Section 8.5.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” shall have the meaning ascribed to such term in the Intercreditor Agreement.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Secured Parties under the Pledge Agreement and the Intercreditor Agreement.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” means, for any period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) Consolidated Net Income for such period plus (b) without duplication and to the extent reflected as a charge in the income statement for such period, the sum of (i) income tax expense, (ii) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Bank Loans), (iii) depreciation and amortization expense, including amortization of intangibles (including, but not limited to, goodwill), (iv) transaction costs, fees and expenses related to the Arrow Acquisition and the Transactions in an aggregate amount not exceeding $30,000,000, (v) non-recurring charges and expenses related to the closing of certain of the Company’s facilities in an aggregate amount not exceeding $15,000,000 through September 30, 2008, (vi) non-recurring integration costs and expenses related to the Arrow Acquisition in an aggregate amount not exceeding $45,000,000 for the period from the date of Closing through December 31, 2009, (vii) non-cash costs associated with inventory purchase price adjustments and in-process research and development for the period from the date of Closing through December 31, 2008, (viii) non-cash stock-based compensation expense relating to stock options and restricted stock granted to employees and directors, and cash-based option expenses and change of control payments related to the Arrow Acquisition in an aggregate amount not exceeding $45,000,000 through September 30, 2008, (ix) other extraordinary, unusual or non-recurring non-cash charges and (x) net cost savings and other acquisition synergies directly attributable to the Arrow Acquisition within one year of the date hereof that are projected by the Company in good faith to result therefrom and supportable or quantifiable by appropriate records in an aggregate amount not exceeding (A) $34,400,000 for the four consecutive fiscal quarters or other period ending September 30, 2007, (B) $33,000,000 for the four consecutive fiscal quarters or other period ending December 31, 2007, (C) $29,000,000 for the four consecutive fiscal quarters or other period ending March 31, 2008, (D) $24,000,000 for the four consecutive fiscal quarters or other period ending June 30, 2008 and (E) $17,000,000 for the four consecutive fiscal quarters or other period ending September 30, 2008 (it being understood that any amounts to be added to Consolidated Net Income for any such period pursuant to this clause (x) shall not include any amounts that have been taken into account in the determination of the Consolidated Net Income for such period) and minus (c) to the extent included in the statement of such Consolidated Net Income for such period, extraordinary, unusual or non-recurring income or gains; provided that, with respect to any such period in which (x) the Arrow Acquisition shall have been consummated, (y) any Person consolidates with or merges with the Company or any Subsidiary, or conveys, transfers or leases all or substantially all of its assets in a single transaction or series of transactions to the Company or any Subsidiary, and concurrently therewith becomes a Subsidiary, in a transaction constituting a Material Acquisition or (z) any Person ceases to be a Subsidiary during such period, or the Company or any Subsidiary shall have made a Material Disposition, Consolidated EBITDA for such period shall be calculated on a pro forma basis so as to give effect to such event as of the first day of such period; provided, further, that any operations classified as “discontinued operations” shall be included in the calculation of Consolidated EBITDA. As used in this definition, “Material Acquisition” means any Acquisition of property or series of related Acquisitions that involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Company and its Subsidiaries in excess of $10,000,000.

“Consolidated Interest Coverage Ratio” means, as at any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations and any implied interest component in connection with the Receivables Securitization Program) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Swap Agreements relating to interest during such period (whether or not actually paid or received during such period), provided that with respect to any such period in which (x) the Arrow Acquisition shall have been consummated, (y) any Person consolidates with or merges with the Company or any Subsidiary, or conveys, transfers or leases all or substantially all of its assets in a single transaction or series of transactions to the Company or any Subsidiary, and concurrently therewith becomes a Subsidiary, in a transaction constituting a Material Acquisition (as such term is defined in definition of “Consolidated EBITDA”) or (z) any Person ceases to be a Subsidiary during such period, or the Company or any Subsidiary shall have made a Material Disposition (as such term is defined in definition of “Consolidated EBITDA”), Consolidated Interest Expense for such period shall be calculated on a pro forma basis so as to give effect to such event as of the first day of such period; provided, further, that, for purposes of calculating the Consolidated Interest Coverage Ratio as at the end of the fiscal quarters ending September 30, 2007, December 31, 2007, March 31, 2008 and June 30, 2008, Consolidated Interest Expense shall be calculated as follows: (i) for the fiscal quarter ending September 30, 2007, Consolidated Interest Expense shall be deemed to be the product of $37,000,000 (the “Third Quarter 2007 Interest Expense”) times 4, (ii) for the fiscal quarter ending December 31, 2007, Consolidated Interest Expense shall be determined by multiplying the sum of the Third Quarter 2007 Interest Expense plus Consolidated Interest Expense for the fiscal quarter ending December 31, 2007 by 2, (iii) for the fiscal quarter ending March 31, 2008, Consolidated Interest Expense shall be determined by multiplying the sum of the Third Quarter 2007 Interest Expense plus Consolidated Interest Expense for the two fiscal quarters ending March 31, 2008 by 4/3 and (iv) for the fiscal quarter ending June 30, 2008, Consolidated Interest Expense shall be the sum of the Third Quarter 2007 Interest Expense plus Consolidated Interest Expense for the three fiscal quarters ending June 30, 2008.

“Consolidated Leverage Ratio” means, as at any date, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Financing Document or Bank Loan Document) or any Requirement of Law, in each case applicable to such Subsidiary.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any time, the aggregate amount of all assets of the Company and its Subsidiaries at such time, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means with respect to (a) any Fixed Rate Note, that rate of interest per annum that is the greater of (i) 2.0% above the rate of interest stated in clause (a) of the first paragraph of such Fixed Rate Note or (ii) 2.0% over the rate of interest publicly announced by Bank of America, N.A. in New York, New York as its “base” or “prime” rate and (b) any Floating Rate Note, that rate of interest per annum that is the greater of (i) 2.0% above the rate of interest otherwise in effect for such Floating Rate Note or (ii) 2.0% over the rate of interest publicly announced by Bank of America, N.A. in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Company or any of its Subsidiaries to any Person, including, without limitation, any sale of an equity interest in any Subsidiary. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Domestic Subsidiary” means any Subsidiary of the Company organized or incorporated under the laws of any jurisdiction within the United States of America.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into any additional shares of Capital Stock of any class of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Equity Interests” means the Capital Stock of (a) each Excluded Subsidiary (other than any First-Tier Foreign Subsidiary), (b) each Domestic Subsidiary of the Company listed on Schedule 5.4 and noted as a “GMS Subsidiary” (but only prior to the date which is 60 days after the date of Closing) and (c) each First-Tier Foreign Subsidiary that is an Immaterial Subsidiary.

“Excluded Subsidiary” means (a) a Foreign Subsidiary of the Company, (b) each special purpose Subsidiary which issues Indebtedness under a securitization transaction or program and each non-wholly owned Subsidiary, in each case, existing on the date hereof and listed on Schedule 5.4, (c) any special purpose Subsidiary formed or acquired after the date hereof which issues Indebtedness under a securitization transaction or program, (d) any captive insurance company that is a Subsidiary of the Company and (e) any Domestic Subsidiary of the Company that is an Immaterial Subsidiary.

“Existing Arrow Indebtedness” means the Loan Agreement dated as of April 12, 2004 among Arrow and certain of its Subsidiaries, Wachovia Bank, National Association (f/k/a First Union National Bank) and Wachovia Bank, National Association, London Branch (f/k/a First Union National Bank, London Branch), as amended.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of October 30, 2006 among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as amended.

“Existing Senior Note Agreements” means the agreements pursuant to which the Existing Senior Notes were issued.

“Existing Senior Notes” means (a)  the senior notes of the Company issued pursuant to a Note Purchase Agreement, dated as of October 25, 2002, in aggregate principal amount of $50,000,000 outstanding as of the date of Closing and due October 25, 2012, (b) the senior notes of the Company issued pursuant to a Note Purchase Agreement, dated as of July 8, 2004, in aggregate principal amount of $150,000,000 outstanding as of the date of Closing and due July 8, 2011, (c) the senior notes of the Company issued pursuant to a Note Purchase Agreement, dated as of July 8, 2004, in aggregate principal amount of $100,000,000 outstanding as of the date of Closing and due July 8, 2014 and (d) the senior notes of the Company issued pursuant to a Note Purchase Agreement, dated as of July 8, 2004, in aggregate principal amount of $100,000,000 outstanding as of the date of Closing and due July 8, 2016.

“Financing Documents” means this Agreement, the Notes, the Intercreditor Agreement, the Pledge Agreement and the Subsidiary Guaranty Agreement.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by the Company or any Domestic Subsidiary (other than any Excluded Subsidiary).

“Fixed Rate Notes” is defined in Section 1.

“Floating Rate Notes” is defined in Section 1.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. In any computation of the indebtedness or other liabilities of the obligor under any Guarantee, the indebtedness or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Immaterial Subsidiary” means (a) as of the date of Closing, any Domestic Subsidiary listed on Schedule 5.4 and (b) at any time thereafter, any Domestic Subsidiary or First-Tier Foreign Subsidiary designated as such by the Company in a certificate delivered by the Company to all holders of Notes (and which designation has not been rescinded in a subsequent certificate of the Company delivered to such holders), provided that (i) no Subsidiary shall be (or may be so designated as) an Immaterial Subsidiary if such Subsidiary has assets of more than $10,000,000 and (ii) the aggregate amount of the assets of all Immaterial Subsidiaries may not at any time exceed 5% of the consolidated assets of the Company and its Subsidiaries, determined as of the end of the fiscal quarter or fiscal year most recently ended for which financial statements are available.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including, without limitation, any such obligations convertible into Capital Stock or other securities) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all mandatorily redeemable preferred stock of such Person, provided that “Indebtedness” shall not include (i) for purposes of calculating the Consolidated Leverage Ratio only, contingent obligations under clauses (i) and (j) above and (ii) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding Notes in an aggregate principal amount of $1,000,000 or more, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form and (d) any Related Fund of any holder of any Note.

“Intercreditor Agreement” is defined in Section 4.14.

“Interest Payment Date” means each quarterly anniversary of the date of Closing; provided, that (a) if any Interest Payment Date would otherwise fall on a day other than a Business Day, such Interest Payment Date shall instead fall on the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Payment Date shall instead fall on the next preceding Business Day, and (b) if the relevant calendar month does not contain a day that numerically corresponds to the date of Closing, the related Interest Payment Date shall be the last Business Day of the last calendar month of such Interest Period.

“Interest Period” means (a) as to any Floating Rate Note bearing interest at the LIBO Rate, the three month period commencing on the date of Closing and ending on the first Interest Payment Date thereafter and, after such initial Interest Period, each period commencing on the last day of the preceding Interest Period and ending on the first Interest Payment Date thereafter, and (b) as to any Floating Rate Note bearing interest at the Prime Rate, the three month period commencing on the date of the conversion the interest rate applicable to a Floating Rate Note to the Prime Rate or, in the case of a continuation of the application of the Prime Rate to a Floating Rate Note, on the last day of the immediately preceding Interest Period applicable thereto, and ending on the first Interest Payment Date thereafter; provided, however, that (i) in no event may any Interest Period end after the maturity date of the applicable Floating Rate Note and (ii) any changes in the rate of interest applicable to a Floating Rate Note bearing interest at the Prime Rate resulting from changes in the Prime Rate shall take place immediately regardless of whether such change shall occur during such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the earlier of the last day of the Interest Period and the day on which the Notes are repaid or prepaid in full.

“Interest Rate Margin” means, at any time, with respect to the calculation of interest on any Floating Rate Note, 2.80% per annum.

“Investment” means, for any Person: (a) the ownership of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person; (b) any deposit with, or advance, loan or other extension of credit to, any other Person including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of (i) inventory or supplies by such Person in the ordinary course of business or (ii) accounts receivable in connection with any Receivables Securitization Program; (c) any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) any Swap Agreement; provided that “Investment” shall not include intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries.

“LIBO Rate” means, with respect to the applicable Interest Period as determined for any Floating Rate Note, the sum of (a) the Interest Rate Margin and (b) (i) the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%), equal to the offered rate for deposits in U.S. Dollars, for a period of time comparable to such Interest Period, which appears on the Bloomberg page “Currency BBAM 1” as of 11:00 a.m. London time on the day that is two London Business Days prior to the first day of such Interest Period, or (ii) if such rate ceases to be reported in accordance with the above definition on Bloomberg Page “Currency BBAM 1,” the rate per annum quoted by JPMorgan Chase Bank, N.A. at approximately 11:00 A.M. (New York City time) on the first Business Day of such Interest Period for loans in U.S. Dollars to major banks in the London interbank eurodollar market for a period equal to such Interest Period, commencing on the first day of such Interest Period and in an amount comparable to the principal amount thereof.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“London Business Day” means a day on which dealings in U.S. Dollars are carried on in the London inter-bank eurodollar market.

“Make-Whole Amount” is defined in Section 8.8.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, condition (financial or otherwise), prospects, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under any of the Financing Documents to which it is a party, (c) the ability of any Subsidiary Guarantor to perform its obligations under any of the Financing Documents to which it is a party, or (d) the validity or enforceability of any Financing Document.

“Material Indebtedness” means Indebtedness (other than the Notes), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $35,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“Memorandum” is defined in Section 5.3.

“Merger Subsidiary” means AM Sub Inc., a Pennsylvania corporation.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC Annual Statement” is defined in Section 6.2(a).

“Notes” is defined in Section 1.

“Obligor” means the Company and the Subsidiary Guarantors.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 9.4;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 9.4;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 11(i); and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an “employee pension benefit plan” (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or section 412 of the Code or section 302 of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge Agreement” is defined in Section 4.15.

“Prepayment Compensation Amount” means (a) in the case of any optional prepayment pursuant to Section 8.2 or acceleration of the Fixed Rate Notes, the Make-Whole Amount and (b) in the case of any such prepayment or acceleration of the Floating Rate Notes, means, (i) 2% of the outstanding principal amount thereof in the case of any such prepayment or acceleration prior to the first anniversary of the date of Closing, (ii) 1% of the outstanding principal amount thereof in the case of any such prepayment or acceleration on or after the first anniversary of the date of Closing and prior to the second anniversary thereof and (iii) 0% thereafter.

“Primary Credit Agreement” means the main credit agreement, loan agreement, note purchase agreement or other credit agreement in effect from time to time among the Company and/or any of its Subsidiaries and a syndicate or club of lenders, which agreement is used to fund the consolidated working capital needs of the Company and its Subsidiaries, including, without limitation, the Bank Credit Agreement, and any renewal, refunding, refinancing or replacement thereof.

“Prime Rate” means, at any time, a rate per annum equal to the sum of the Interest Rate Margin at such time plus the rate of interest publicly announced at such time by JPMorgan Chase Bank, N.A. (or its successor) in New York City as its “base” or “prime” rate.

“Pro Forma Financial Statements” is defined in Section 4.3(c).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” means a Prohibited Transaction Exemption issued by the Department of Labor.

“Purchaser” is defined in the first paragraph of this Agreement.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Qualified Institutional Buyer” means any Person that is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Receivables Securitization Program” has the meaning set forth in Section 10.2(e).

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim (but not to the extent such claim compensates for any loss of revenues or interruption of business or operations caused thereby) or any condemnation proceeding relating to any asset of the Company or any of its Subsidiaries with a value in excess of $10,000,000 (for purposes of this definition, a “Material Recovery”), (a) for which a Reinvestment Notice has not been delivered to the holders of Notes within five Business Days of such Material Recovery or (b) for which a Reinvestment Notice has been so delivered within such time period but with respect to which either (i) a period of twelve months has passed since the date of such Material Recovery or (ii) the Company shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Company’s or any Subsidiary’s business with all or any portion of the Reinvestment Deferred Amount of such Material Recovery.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Section 8.4(a) Net Proceeds received by the Company or any of its Subsidiaries in connection therewith which are not applied to prepay the Notes pursuant to Section 8.4(a) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Recovery Event in respect of which the Company has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Default has occurred and is continuing and that the Company or any Subsidiary intends and expects to use all or a specified portion of the Section 8.4(a) Net Proceeds of a Recovery Event to acquire assets useful in its business.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Relevant Share” means as of the date of receipt by the Company or any Subsidiary of any Section 8.4(a) Net Proceeds or Section 8.4(b) Net Proceeds, as the case may be, a ratio equal to (a) the aggregate outstanding principal amount of the Notes at such time over (b) the sum of (i) the aggregate outstanding principal amount of the Term Loans plus (ii) the aggregate outstanding principal amount of the Existing Senior Notes plus (iii) the aggregate outstanding principal amount of the Notes.

“Required Floating Rate Holders” means, at any time, the holders of greater than 50% in principal amount of the Floating Rate Notes at the time outstanding, exclusive of Notes then owned by the Company or any of its Affiliates.

“Required Holders” means, at any time, the holders of greater than 50% in principal amount of the Notes at the time outstanding, exclusive of Notes then owned by the Company or any of its Affiliates.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any Senior Financial Officer and any other senior officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Company or any Equity Rights with respect to any such shares of Capital Stock of the Company.

“S&P” means Standard & Poor’s Ratings Services.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Section 8.4(a) Disposition” means any Disposition (excluding (i) a Section 8.4(b) Disposition, and (ii) any such Disposition permitted by clauses (a), (b), (c), (d) and (e) of Section 10.4) which yields gross proceeds to the Company or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $10,000,000.

“Section 8.4(a) Net Proceeds” means in connection with any Section 8.4(a) Proceeds Event, the proceeds thereof in the form of cash (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or the sale or disposition of any non-cash consideration or otherwise, but only as and when received and excluding the portion of such deferred payment constituting interest), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Section 8.4(a) Proceeds Event (other than any Lien pursuant to a Bank Loan Document including, without limitation, the Pledge Agreement), underwriting discounts and commissions (in the case of the issuance or incurrence of Indebtedness) and other costs, fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of amounts deposited in escrow in connection therewith or reasonably expected to be paid as a result of any purchase price adjustment, indemnities or reserves related thereto (such amounts shall be Section 8.4(a) Net Proceeds to the extent and at the time released or not required to be so used); provided that the amount of Section 8.4(a) Net Proceeds of any Recovery Event described in clause (b) of the definition thereof shall be deemed to be the Reinvestment Deferred Amount relating to such Recovery Event less any amount expended to acquire assets useful in the Company’s or any Subsidiary’s business.

“Section 8.4(a) Prepayment Date” is defined in Section 8.4(a).

“Section 8.4(a) Proceeds Event” means and includes:

(a) any Section 8.4(a) Disposition occurring at any time that the Consolidated Leverage Ratio, determined as of the last day of the period of four fiscal quarters of the Company most recently ended at such time, is greater than 3.50 to 1.00; and

(b) any (i) Recovery Event or (ii) issuance or incurrence by the Company or any Subsidiary of Indebtedness (other than Indebtedness permitted under Section 10.1(a) through (h) hereof), in any such case under the foregoing clauses (i) or (ii) occurring at any time that the Consolidated Leverage Ratio, determined as of the last day of the period of four fiscal quarters of the Company most recently ended at such time, is greater than 4.00 to 1.00.

“Section 8.4(a) Response Date” is defined in Section 8.4(a).

“Section 8.4(b) Disposition” means any Disposition made any time that the Consolidated Leverage Ratio, determined as of the last day of the period of four fiscal quarters of the Company most recently ended at such time, is less than or equal to 3.50 to 1.00.

“Section 8.4(b) Net Proceeds” means in connection with any Section 8.4(b) Disposition, the proceeds thereof in the form of cash (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or the sale or disposition of any non-cash consideration or otherwise, but only as and when received and excluding the portion of such deferred payment constituting interest), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Section 8.4(b) Disposition (other than any Lien pursuant to a Bank Loan Document including, without limitation, the Pledge Agreement), and other costs, fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of amounts deposited in escrow in connection therewith or reasonably expected to be paid as a result of any purchase price adjustment, indemnities or reserves related thereto (such amounts shall be Section 8.4(b) Net Proceeds to the extent and at the time released or not required to be so used).

“Section 8.4(b) Prepayment Date” is defined in Section 8.4(b).

“Section 8.4(b) Response Date” is defined in Section 8.4(b).

“Secured Parties” has the meaning ascribed thereto in the Intercreditor Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” means any one or more of the series of Notes issued hereunder.

“Series A Notes” is defined in Section 1.

“Series B Notes” is defined in Section 1.

“Series C Notes” is defined in Section 1.

“Source” is defined in Section 6.2.

“Stub Period” is defined in Section 8.10(a).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Guarantor” means (a) each Domestic Subsidiary of the Company as of the date of Closing (after giving effect to the Arrow Acquisition, but excluding any Excluded Subsidiary) and (b) each other Subsidiary of the Company that shall become a Subsidiary Guarantor pursuant to Section 9.7, in each case so long as such Subsidiary shall remain a Subsidiary Guarantor party hereto.

“Subsidiary Guaranty Agreement” is defined in Section 4.16.

“SVO” means the Securities Valuation Office of the National Association of Insurance Commissioners or any successor to such Office.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Term Loan” has the meaning ascribed thereto in the Bank Credit Agreement.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement, the Financing Documents, the amendments referred to in Section 4.13(a), the Bank Credit Agreement and the other Loan Documents (as defined in the Bank Credit Agreement to which such Obligor is intended to be a party, the issuance of the Notes and the borrowing of Bank Loans, the use of the proceeds thereof and the issuance of letters of credit under the Bank Credit Agreement.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” is defined in Section 5.4(a).